Exhibit 99(d)(6)(i)

AMENDMENT TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated as of April 15, 2025 by and between Mercer Investments LLC, a Delaware limited liability company (the “Advisor”), and Crescent Capital Group LP, a Delaware limited partnership (the “Sub-Advisor”), is made effective as of the 2nd day of December, 2025.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Management Agreement, dated July 1, 2014, as amended from time to time (the “Advisory Agreement”), with Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future;

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, the Sub-Advisor currently manages an allocated portion of the assets of one or more of the Trust’s series (each a “Fund” and collectively, the “Funds”) under the Agreement;

WHEREAS, the Agreement provides that the parties may mutually agree to supplement or amend any provision of the Agreement;

WHEREAS, subject to Clause 12 of the Agreement, the Advisor and the Sub-Advisor desire to amend the Agreement as set forth in this Amendment; and

WHEREAS, the Advisor and the Sub-Advisor intend to amend Exhibit A of the Agreement effective as of the date hereof.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the Exhibit A attached to this Amendment.

2.	The Advisor and the Sub-Advisor each acknowledge that all of their respective representations and warranties contained in the Agreement are true and correct as of the date hereof.

3.	All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

4.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

ADVISOR			SUB-ADVISOR
MERCER INVESTMENTS LLC			CRESCENT CAPITAL GROUP LP

By:	/s/ Larry Vasquez		By:	/s/ John Fekete
	Name:	Larry Vasquez		Name:	John Fekete
	Title:	Vice President		Title:	Managing Director

EXHIBIT A

SUB-ADVISORY AGREEMENT

BETWEEN MERCER INVESTMENTS LLC

AND

CRESCENT CAPITAL GROUP LP

December 2, 2025

MERCER OPPORTUNISTIC FIXED INCOME FUND

FEE SCHEDULE

ASSETS	COMPENSATION

All assets under management	0.35% per annum

To the extent permitted by applicable law and regulation, for those clients of the Advisor or any client that the Advisor or any affiliate of the Advisor serves as discretionary investment manager, assets managed in the same investment strategy by the Sub-Advisor will be considered when determining the fee rate payable hereunder. For the avoidance of doubt, assets for this purpose shall include clients of the Advisor for which the Sub-Advisor acts as sub-advisor in the same investment strategy even if those clients are not registered investment companies.

Computation

As soon as practicable after the end of each calendar quarter, the Sub-Advisor shall send to the Advisor a calculation (the “Calculation”) in reasonable detail of the fee for the calendar quarter then ended as of the close of business on the last day of such calendar quarter. The Advisor may approve or disapprove the Calculation within ten (10) business days of its receipt. In the event that the Calculation has been accurately prepared in accordance with the terms of this Agreement, the Advisor shall pay the fee to the Sub-Advisor. In the event of a dispute between the parties regarding the accuracy of the Calculation, it is hereby agreed that all discussions in resolution of such dispute will be conducted promptly and in good faith.

The foregoing fee shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid quarterly in arrears by the Advisor to the Sub-Advisor as described herein. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate set forth in the schedule above and multiplying this product by the net assets of the Sub-Advisors Assets, as determined by the Trust’s custodian in accordance with the Prospectus as of the close of business on the previous business day on which the Trust was open for business. If this Agreement is terminated prior to the end of any calendar quarter, the fee shall be prorated for the portion of any quarter in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the quarter.